Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Organization

Ameri and Partners Inc	Delaware
Ameri Consulting Service Private Limited	India
Bigtech Software Pvt. Ltd.	India
DC&M Partners, L.L.C.	Arizona
Ameri100 Georgia Inc.	Georgia
Bellsoft India Solutions Pvt. Ltd.(1)	India
BSI Global IT Solutions Inc.	Canada
WinHire Inc	Delaware
Linear Logics, Corp.	Pennsylvania
ATCG Technology Solutions, Inc.	Delaware
Ameritas Technologies India Private Limited(2)	India
Ameri100 Virtuoso Inc.	Delaware

(1)	72% owned.
(2)	76% owned.